UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 9, 2006
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Chesapeake Corporation ("Chesapeake" or the "Company") on January 13, 2006 (the "Prior Report"). In the Prior Report, which is incorporated herein by reference, the Company announced a manufacturing reorganization within its UK Pharmaceutical and Healthcare Paperboard Packaging sector, that included the proposed closure (subject to negotiation and consultation with employee representatives required under UK law) of the Company's carton operation in Bedford, United Kingdom (the "Bedford" site). At the time of the filing of the Prior Report, the Company was unable in good faith to make a determination of an estimate or range of estimates of the charges expected to be incurred with the proposed closure required by Item 2.05 of Form 8-K with respect to the closure of the Bedford site.

The Company has concluded its consultation process with employee representatives and is now able to estimate the expected charges to be incurred in connection with the proposed closure. The agreed-upon closure is expected to take place over the course of the first half of 2006, and will result in up to 87 employee redundancies. The Company expects to incur employee severance costs of approximately 1.1 million pounds Sterling, to be paid out through the second quarter of 2006. In addition, the Company expects to record approximately 0.5 million pounds Sterling in losses on the disposal of fixed assets and approximately 0.1 million pounds Sterling of asset redeployment costs, both of which are expected to be recognized, as incurred, through the second quarter of 2006.

This periodic report on Form 8-K may contain forward-looking statements. Actual events or results may differ materially from those statements. For information about factors that could cause such differences, please refer to the Company's Annual Report on Form 10-K/A for the year ended January 2, 2005, including information set forth under the caption, "Forward-Looking Statements".

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: February 16, 2006	BY:	/s/ Thomas G. Hayes _________________
Thomas G. Hayes
Controller
(Principal Accounting Officer)